Exhibit 99.2

FOR RELEASE: IMMEDIATELY CONTACT: JAMES E. HURLBUTT

(847) 446-7500

STEPAN COMPANY NAMES JAMES E. HURLBUTT,

VICE PRESIDENT AND CHIEF FINANCIAL OFFICER

NORTHFIELD, Illinois, February 13, 2008 - Stepan Company (NYSE: SCL) a global manufacturer of specialty and intermediate chemicals, today announced the election of James E. Hurlbutt to the position of Vice President and Chief Financial Officer. Prior to becoming Vice President and Chief Financial Officer of Stepan Company, Hurlbutt held the position of Vice President, Finance.

As a member of Stepan Company's executive leadership team, Jim will continue to have responsibility for the organization's overall financial plans and policies, accounting practices, and relationships with lending institutions, shareholders and the financial community. He will continue to lead the accounting, banking & credit, financial planning & analysis, information systems, and tax functions for the organization and its subsidiaries.

During Jim's 25 year career with Stepan Company he has held a series of positions of increasing responsibility on a global scale including accounting, banking & credit, financial planning & analysis, and tax. Jim is a Certified Public Accountant. He received a B.S. in Accounting from the University of Colorado and a J.D. from the University of Denver College of Law.

Stepan Company, headquartered in Northfield, Illinois, is a leading producer of specialty and intermediate chemicals used in household, industrial, personal care, agricultural, food and insulation-related products. The common and preferred stocks are traded on the New York and Chicago Stock Exchanges under the symbol SCL and SCLPR.

* * * *